Exhibit 99.1

Alaska Communications Systems Reports Fourth Quarter and Year-End 2009 Results

Annual Cash Provided by Operating Activities Exceeds 2008 Levels

Annual Enterprise Segment Revenue Increases 33%

Wireless and Enterprise Now Comprise 54% of Annual Revenues

Favorable Dividend Payout Expected for 2010

ANCHORAGE, Alaska--(BUSINESS WIRE)--March 4, 2010--Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its fourth quarter and year ended December 31, 2009.

“As announced earlier this year, ACS closed 2009 with a miss to overall results – revenue of $346.5 million was down 1.3 percent and EBITDA of $123.0 million was down 4.4 percent. Within the overall results, there was evidence of the company’s strategic focus on high value wireless users and on enterprise data users,” said Liane Pelletier, ACS president and chief executive officer.

“Within the wireless segment, our focus on heightened penetration of smart phones delivered more data revenues; at year end, 16 percent of all wireless service revenues were data, averaging $8.62 per post paid subscriber. For the wireline segment, revenues were down overall by $3.5 million, including enterprise growth of $11.2 million. And within enterprise, data revenues grew 67 percent exclusive of an expired carrier exchange agreement. Further, the mix of voice and data shifted favorably: for the fourth quarter of 2008, voice revenue constituted 32 percent of enterprise revenue, and a year later, voice constituted only 14 percent. Across our wired and wireless networks, we handled 2.5 times more IP traffic in 2009 than we did in 2008,” noted Pelletier.

“While the softer Alaska economy and iPhone™ competition dogged results, we drove spending in 2009 to be $4.1 million below 2008, and ended the year with 10 percent fewer employees. Process improvement continued to contribute meaningfully to employee productivity,” said Pelletier.

“Looking to 2010 and the wireless segment, we should enjoy benefits from the Android™ platform, a newly installed wireless provisioning and billing system, a fifty percent uplift in 3G EVDO coverage and updated stores with new selling formats and new sales management. In the Enterprise segment, we should enjoy benefits from customer relationships fostered in the prior year, faster provisioning intervals for Ethernet and MPLS circuits, new off-net satellite solutions and new sales management,” concluded Pelletier.

Financial Highlights: Fourth Quarter 2009 Compared to Fourth Quarter 2008

  Revenues of $83.1 million declined by $3.8 million, or 4.4 percent, from $86.9 million in the prior year. Revenue declines were largely in the legacy wireline segment which declined by $3.4 million reflecting line declines and $1.2 million in out-of-period items. Wireless revenue declined by $1.2 million as a result of subscriber loses and higher discounts on handsets, while enterprise revenues increased by $0.8 million with growth in data services partially offset by losses in carrier voice.
  EBITDA of $24.4 million was down $5.0 million, or 17.0 percent, as compared to $29.4 million in the prior year. Fourth quarter 2009 was negatively impacted by $4.2 million in reserves and charges for access revenue, the rejection of contractual commitments by a bankrupt vendor, an out-of-period true-up for bad debt write-offs and other third party claims.
  Net cash provided by operating activities of $23.7 million was down from $27.0 million in the prior year period.
  Net loss of $7.0 million, or $0.16 per share, compared to a net loss of $19.1 million, or $0.44 per share, in the prior year. The prior year was adversely impacted by $29.6 million in impairment charges for goodwill.

“While we have certainly faced revenue and EBITDA challenges during 2009, underlying cash flow required to support the dividend remains robust with 2009’s cash generation from operating activities of $96.7 million exceeding 2008’s $96.2 million,” said David Wilson, ACS executive vice president and chief financial officer. “As we look to 2010, we expect our dividend payout ratio to be below the 70-75 percent target set by the board. Drivers will come from $7 million of lower cash interest payments, as the first tranches of our out-of-the-money interest rate swaps matures, and from lower capital expenditures for our wireline business.”

“In enterprise we expect revenue growth to resume in the first quarter of 2010. Importantly, sequential performance in the fourth quarter was influenced by extended timelines associated with the installation, acceptance and billing for contract wins, including a $10 million six-year contract with a federal agency that was tested and accepted in late January; a $0.4 million reduction in revenue from a capacity exchange agreement that expired mid way through the third quarter; and a $0.4 million decline in carrier voice revenue. For first quarter 2010, we’ll enjoy the benefit of newly provisioned services while the expiration of the capacity exchange agreement will no longer offset sequential revenue gains,” noted Wilson.

Metric Highlights: Fourth Quarter 2009 Compared to Third Quarter 2009

  Wireless monthly churn of 2.4 percent was in line with the prior quarter, reflecting continued market share loss to the iPhone.
  Total wireless subscribers decreased by 2,361 to 137,365.
  Wireless ARPU increased to $65.07 from $64.51 with gains in data ARPU and CETC offsetting declines in voice ARPU. Post paid data ARPU increased by 6.7 percent to $8.62.
  DSL lines increased by 300 to 46,600 while ISP ARPU increased by 2.8 percent to $35.34.
  Retail local access lines declined by 1.6 percent to approximately 163,900.
  Total local access lines decreased by 2.3 percent to approximately 185,500.

Annual Financial Review

For the twelve months ended December 31, 2009:

  Total revenues were $346.5 million compared to $351.1 million in the same period last year.
  Net loss before extraordinary item was $3.3 million, or $0.08 per diluted share, compared to net loss of $10.8 million, or $0.25 per diluted share, in the same period in 2008.
  Net cash provided by operating activities for the full year 2009 was $96.7 million compared to $96.2 million in the same period in 2008.
  EBITDA for the full year 2009 was $123.0 million, compared to $128.7 million in the same period last year.

2010 Business Outlook

For the full-year 2010, ACS expects:

  Its dividend payout ratio to be comfortably below the 70-75% target set by the board;
  Revenues to be stable and in line with 2009 levels;
  EBITDA to modestly exceed 2009 levels;
  Capital expenditures to be below 2009, at approximately $36 million; and
  To incur $29 million in net cash interest expense.

Conference Call

The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time. Parties in the United States and Canada can call 1-877-941-2332 to access the conference call. Parties outside the United States and Canada can access the call at 1-480-629-9724. The live webcast of the conference call will be accessible from the "Events Calendar" section of the company's website (www.alsk.com). The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available two hours after the call and will run until Monday, March 8, 2010 at midnight ET. To hear the replay, parties in the United States and Canada can call 1-800-406-7325 and enter pass code 4218094. Parties outside the United States and Canada can call 1-303-590-3030 and enter pass code 4218094.

About Alaska Communications Systems

Headquartered in Anchorage, ACS is Alaska's leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state's most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top- and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking EBITDA Guidance

This press release includes information related to management's estimate of EBITDA for the year ending December 31, 2010. EBITDA, as defined by the company, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles (GAAP). Management believes that EBITDA provides useful information to investors about the company's performance because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the company's business operations. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the company is not providing an estimate of year-end net cash provided by operating activities at this time.

Forward-Looking Statements

This press release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, the highly competitive markets in which both our wireline and wireless segments operate; continuing adverse national economic conditions, including continuing instability in the U.S. capital markets and overall investment activity; adverse local economic conditions, including any prolonged downturn in the Alaska oil and gas or tourism markets, changes in capital requirements, unexpected losses, or other factors affecting the company's ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company's ability attract sufficient customers and volume to its products and services, including those designed to generate sufficient returns on its large-scale fiber optic investments and construction projects; disruption of the company’s suppliers' provisioning of critical products or services; the impact of natural or man-made disasters; changes in revenue from Universal Service Funds; unforeseen changes in public policies or accounting policies; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company's SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

				Schedule 1

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Total operating revenues	$83,069	$86,871	$346,508	$351,138

Operating expenses:
Cost of services and sales	34,243	33,278	136,129	132,023
Selling, general & administrative	25,257	28,025	91,649	99,892
Depreciation and amortization	21,574	19,611	81,358	74,002
(Gain) loss on disposal of assets	3,873	(13)	4,327	750
Loss on impairment of goodwill and intangible assets	-	29,641	-	29,641
Total operating expenses	84,947	110,542	313,463	336,308

Operating income	(1,878)	(23,671)	33,045	14,830

Other income and expense:
Interest expense	(10,127)	(8,814)	(38,411)	(34,072)
Interest income	10	154	91	1,695
Other	-	10	-	(245)
Total other income and expense	(10,117)	(8,650)	(38,320)	(32,622)

Loss before income tax	(11,995)	(32,321)	(5,275)	(17,792)

Income tax benefit	5,000	13,250	1,982	6,975

Loss before extraordinary item	(6,995)	(19,071)	(3,293)	(10,817)

Gain on extraordinary item, net of tax	-	-	37,346	-

Net income (loss)	$(6,995)	$(19,071)	$34,053	$(10,817)

Net income (loss) per share
Basic:
Loss on continuing operations	$(0.16)	$(0.44)	$(0.08)	$(0.25)
Extraordinary item, net of tax	-	-	0.85	-
Net income (loss)	$(0.16)	$(0.44)	$0.77	$(0.25)

Diluted:
Loss before extraordinary item	$(0.16)	$(0.44)	$(0.08)	$(0.25)
Extraordinary item, net of tax	-	-	0.85	-
Net income (loss)	$(0.16)	$(0.44)	$0.77	$(0.25)

Weighted average shares outstanding:
Basic and diluted	44,403	43,656	44,177	43,391

		Schedule 2

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, In Thousands Except Per Share Amounts)

	December 31,	December 31,
Assets	2009	2008

Current assets:
Cash and cash equivalents	$6,271	$1,326
Restricted cash	5,843	20,517
Accounts receivable-trade, net of allowance of $6,066 and $5,912	35,414	40,433
Materials and supplies	7,109	9,404
Prepayments and other current assets	4,489	6,515
Deferred income taxes	13,814	21,145
Total current assets	72,940	99,340

Property, plant and equipment	1,416,359	1,395,552
Less: accumulated depreciation and amortization	(965,470)	(891,899)
Property, plant and equipment, net	450,889	503,653

Non-current investments	855	1,005
Goodwill	8,850	8,850
Intangible assets	21,517	21,517
Debt issuance costs	5,960	8,554
Deferred income taxes	111,625	105,480
Other assets	293	452
Total assets	$672,929	$748,851

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Current portion of long-term obligations	$793	$666
Accounts payable, accrued and other current liabilities	62,887	74,028
Advance billings and customer deposits	9,351	10,399
Total current liabilities	73,031	85,093

Non-current obligations, net of current portion	538,557	538,975
Other long-term liabilities	27,906	98,693
Total liabilities	639,494	722,761
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $.01 par value; 145,000 authorized	445	437
Additional paid in capital	198,979	231,813
Accumulated deficit	(154,077)	(188,130)
Accumulated other comprehensive loss	(11,912)	(18,030)
Total stockholders' equity	33,435	26,090

Total liabilities and stockholders' equity	$672,929	$748,851

				Schedule 3

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Cash Flows from Operating Activities:
Net income (loss)	$(6,995)	$(19,071)	$34,053	$(10,817)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:

Depreciation and amortization	21,574	19,611	81,358	74,002
Loss on impairment of goodwill and intangible assets	-	29,641	-	29,641
Gain on extraordinary item, net of tax	-	-	(37,346)	-
Amortization of debt issuance costs and debt discount	1,763	1,650	6,968	5,290
Stock-based compensation	857	3,859	4,273	9,477
Deferred income taxes	(5,000)	(13,250)	(1,982)	(6,918)
Provision for uncollectible accounts	2,626	1,137	6,258	4,753
Other non-cash expenses	4,135	19	5,377	1,134
Changes in operating assets and liabilities	4,713	3,382	(2,279)	(10,385)
Net cash provided by operating activities	23,673	26,978	96,680	96,177

Cash Flows from Investing Activities:
Investment in construction and capital expenditures	(16,951)	(22,012)	(54,209)	(129,912)
Change in unsettled construction and capital expenditures	2,295	(1,877)	(7,155)	6,056
Acquisitions, net of cash acquired	(440)	(64,960)	(440)	(64,960)
Change in unsettled acquisition costs	-	4,169	(250)	4,169
Net change in short-term investments	-	-	-	790
Net change in restricted accounts	147	36,907	14,674	(17,928)
Net change in non-current investments	-	100	150	(1,250)
Net cash used by investing activities	(14,949)	(47,673)	(47,230)	(203,035)

Cash Flows from Financing Activities:
Repayments of long-term debt	(2,197)	(5,156)	(32,382)	(7,832)
Proceeds from the issuance of long-term debt	2,000	10,000	26,500	135,000
Purchase of call options	-	-	-	(20,431)
Sale of common stock warrants	-	-	-	9,852
Debt issuance costs	-	(59)	-	(4,368)
Payment of cash dividend on common stock	(9,555)	(9,386)	(38,089)	(37,287)
Payment of withholding taxes on stock-based compensation	(45)	(62)	(1,868)	(3,383)
Proceeds from issuance of common stock	217	481	1,334	1,425
Net cash provided (used) by financing activities	(9,580)	(4,182)	(44,505)	72,976

Change in cash and cash equivalents	(856)	(24,877)	4,945	(33,882)

Cash and cash equivalents, beginning of period	7,127	26,203	1,326	35,208

Cash and cash equivalents, end of period	$6,271	$1,326	$6,271	$1,326

Supplemental Cash Flow Data:
Interest paid	$7,117	$7,278	$35,488	$31,175
Income taxes paid, net of refunds	$(215)	$(62)	$(884)	$355

Supplemental Non-cash Transactions:
Property acquired under capital leases	$960	$-	$1,850	$1,359
Dividend declared, but not paid	$9,576	$9,449	$9,576	$9,449
ARO asset	$951	$28	$1,242	$119

				Schedule 4

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF EBITDA CALCULATION
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net cash provided by operating activities	$23,673	$26,978	$96,680	$96,177
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	(21,574)	(19,611)	(81,358)	(74,002)
Loss on impairment of goodwill and intangible assets	-	(29,641)	-	(29,641)
Gain on extraordinary item, net of tax	-	-	37,346	-
Amortization of debt issuance costs and debt discount	(1,763)	(1,650)	(6,968)	(5,290)
Stock-based compensation	(857)	(3,859)	(4,273)	(9,477)
Deferred income taxes	5,000	13,250	1,982	6,918
Provision for uncollectible accounts	(2,626)	(1,137)	(6,258)	(4,753)
Other non-cash expenses	(4,135)	(19)	(5,377)	(1,134)
Changes in operating assets and liabilities	(4,713)	(3,382)	2,279	10,385
Net income (loss)	$(6,995)	$(19,071)	$34,053	$(10,817)
Add (subtract):
Interest expense	10,127	8,814	38,411	34,072
Interest income	(10)	(154)	(91)	(1,695)
Depreciation and amortization	21,574	19,611	81,358	74,002
(Gain) loss on disposal of assets, net and impairment of long-term investments	3,873	(23)	4,327	995
Loss on impairment of goodwill and intangible assets	-	29,641	-	29,641
Gain on extraordinary item, net of tax	-	-	(37,346)	-
Income tax benefit	(5,000)	(13,250)	(1,982)	(6,975)
Stock-based compensation	857	3,859	4,273	9,477
EBITDA	$24,426	$29,427	$123,003	$128,700

Note:				In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net income before interest, provisions for taxes, depreciation expense, gain or loss on asset purchases or disposals, amortization of intangibles and stock-based compensation expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

				Schedule 5

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
SCHEDULE OF OPERATING REVENUE AND EBITDA MARGIN BY SEGMENT
(Unaudited, In Thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating Revenue
Retail	$21,026	$22,148	$85,506	$89,283
Wholesale	2,690	3,207	11,485	14,369
Access (a)	14,549	16,282	63,137	71,185
Enterprise (a)	11,113	10,359	45,360	34,187
Wireline	49,378	51,996	205,488	209,024
Wireless	33,691	34,875	141,020	142,114
Total operating revenue	$83,069	$86,871	$346,508	$351,138

Wireline EBITDA
Operating revenue	$49,378	$51,996	$205,488	$209,024
Operating expenses (exclusive of depreciation)	(39,171)	(40,766)	(149,850)	(148,603)
Stock-based compensation	765	3,424	3,821	8,409
Wireline EBITDA	$10,972	$14,654	$59,459	$68,830

EBITDA Margin	22.2%	28.2%	28.9%	32.9%

Wireless EBITDA
Operating revenue	$33,691	$34,875	$141,020	$142,114
Operating expenses (exclusive of depreciation)	(20,329)	(20,537)	(77,928)	(83,312)
Stock-based compensation	92	435	452	1,068
Wireless EBITDA	$13,454	$14,773	$63,544	$59,870

EBITDA Margin	39.9%	42.4%	45.1%	42.1%

(a) The nine months ended 2009 and twelve months ended 2008 include certain adjustments to reclassify $861 and $1,048, respectively, from access to enterprise revenue.

				Schedule 6

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
INVESTMENT IN CONSTRUCTION AND CAPITAL
(Unaudited, In Thousands)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Investment in construction and capital	$16,951	$22,012	$54,209	$129,912

Capitalized interest	(602)	(1,906)	(3,607)	(4,984)

Investment in spectrum licenses	-	(2,601)	-	(2,601)

Investment in construction and capital, net of capitalized interest	$16,349	$17,505	$50,602	$122,327

Growth	1,587	9,270	11,273	82,441

Maintenance and other	14,591	7,817	38,595	39,468

Capital funded by the selling shareholders of Crest	171	418	734	418

Investment in construction and capital, net of capitalized interest	$16,349	$17,505	$50,602	$122,327

			Schedule 7

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
KEY OPERATING STATISTICS
(Unaudited)

	December 31,	September 30,	December 31,
	2009 (a)	2009	2008
Wireline:

Retail
Local	163,914	166,560	174,524
Quarterly growth rate in retail local telephone access lines	-1.6%	-1.8%	-1.6%
Average monthly revenue per subscriber for the quarter	$17.90	$18.50	$19.68

Long Distance
Long distance subscribers	61,469	60,970	64,252
Average monthly retail revenue per subscriber for the quarter	$18.01	$19.51	$19.54

Internet
DSL subscribers	46,612	46,360	47,648
Dial-up subscribers	5,565	6,182	6,741
	52,177	52,542	54,389

Average monthly DSL & dial-up revenue per subscriber for the quarter	$35.34	$34.37	$33.24

Wholesale
Resale access lines	6,594	7,368	8,081
UNE lines	15,031	15,922	18,763
	21,625	23,290	26,844

Quarterly growth rate in wholesale local access lines	-7.1%	-6.1%	-10.9%
Average monthly revenue per subscriber for the quarter	$30.02	$29.16	$29.03

Wireless:

Wireless subscribers (b)	137,365	139,726	148,139
Average monthly churn for the quarter (b)	2.4%	2.4%	2.1%
Average monthly revenue per retail subscriber for the quarter (c)	$65.07	$64.51	$60.41

(a) Average monthly revenue per subscriber includes the full elimination of intercompany revenue and the reclass of bad debt expense from contra revenue to SG&A expense.

(b) Prior period metrics have been adjusted reflecting changes disclosed in our April 21, 2009 press release.

(c) CETC added $15.34 to wireless retail ARPU in the fourth quarter of 2009, $14.46 to the third quarter of 2009, and $10.51 in the fourth quarter of 2008.

CONTACT:
ACS Investors:
Alaska Communications Systems
David Wilson or Melissa Fouts, 907-564-7556
investors@acsalaska.com